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                                                                    Exhibit 16.1

October 6, 1999

Securities and Exchange
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Integrated Circuit Systems, Inc. and, under the date of August 4, 1999, we reported on the consolidated financial statements of Integrated Circuit Systems, Inc. and subsidiaries as of and for the years ended July 3, 1999 and June 27, 1998. On August 10, 1999, we were notified that Integrated Circuit Systems, Inc. engaged PricewaterhouseCoopers LLP ("PwC") as its principal accountants for the fiscal year ending July 1, 2000 and that the auditor-client relationship with KPMG LLP would be terminated upon the completion of the audit of the Company's consolidated financial statements as of and for the year ended July 3, 1999 and the issuance of our report thereon. We have read Integrated Circuit Systems, Inc.'s statements included under the caption "Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" included in the Company's Registration Statement on Form S-4, and we agree with such statements, except that we are not in a position to agree or disagree with Integrated Circuit Systems Inc.'s statements in the second paragraph of the above referenced caption that PwC was consulted on issues related to accounting principles or the type of audit opinion to be issued with respect to the Company's financial statements or that PwC was selected based primarily on the fact that PwC typically serves as independent accountants for the portfolio companies of certain of their shareholders.

Very truly yours,

/s/ KPMG LLP